Exhibit 10.1(a)

Amendment to Executive Employment Agreement

THIS AMENDMENT is made this 27th day of December, 2005 between PEOPLE’S BANK (“Company”), a Connecticut capital stock saving bank, and JOHN A. KLEIN (“Executive”) of Easton, Connecticut.

Background. Executive is currently serving as President and CEO of Company in accordance with the terms of an agreement between them effective as of June 1, 1999 and entitled Executive Employment Agreement (the “Agreement”). The Agreement provides Executive with certain payments in the event of the termination of his employment with Company. The amounts of some such payments are determined by applying the terms of certain employee benefit plans adopted by Company (defined in the Agreement as the “Retirement Plan” and two plans collectively referred to as the “SERPs”) to hypothetical service by the Executive after the date of such termination, and to offset the effect of actuarial reductions which would apply to Executive’s benefits in the event of termination of his employment prior to his Normal Retirement Date as defined by the Retirement Plan. In addition, after termination of employment with Company, under most circumstances, Executive would become entitled certain payments in the event that one or more of the Retirement Plan, the SERPs, or plans described in the Agreement as the “401(k) Plan” and the “Supplemental Savings Plan” were terminated or amended in a way which would reduce benefits payable to Executive under any such plan or the Agreement.

In October, 2004 Section 409A (“Section 409A”) was added to the Internal Revenue Code of 1984 (the “Code”). Section 409A in part imposes additional taxes with respect to benefits payable under certain plans of deferred compensation and subjects benefits thereunder to income taxation prior to the time that would otherwise apply unless such plan satisfied applicable provisions of Section 409A. Several of the above described payments provided for under the Agreement in the event of termination of Executive’s employment with Company may be subject to Section 409A. Section 17 of the Agreement provides in part that the Agreement “may not be altered or amended except by an agreement in writing signed by or on behalf of Company and Executive”. Company and Executive agree that certain amendments should be made to the Agreement to avoid the possible imposition of penalties and/or acceleration of income taxation with respect to any of the above described payments in view of the publication of guidance and proposed regulations thereunder by the U.S. Treasury interpreting and administering Section 409A.

The Agreement is hereby amended by adding thereto a new Section 18 which shall read as follows:

“Section 18. Certain Limitations.

1. In the event that any payments hereunder become payable to Executive or his beneficiary by reference to payments to be determined under the Retirement Plan or the SERPs or both, all determinations of payments in any form of option other than the Single Life Form (as defined under the Retirement Plan) shall be determined in accordance with the provisions of the Retirement Plan as in effect on January 1, 2005.

2. All of the above described payments to be payable to Executive after termination of his employment with Company pursuant to the terms of the Agreement and any other payments which constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986 (the “Code) shall not commence until the beginning of the 7th month following the month of Executive’s termination, but the first such payment shall equal the payment due for such 7th month plus all prior payments which would have been payable but for this provision of Section 18.

3. All payments provided for under the Agreement by reference to payments which otherwise would have been provided under certain conditions under the Retirement Plan or the SERP shall be paid in accordance with elections made by Executive or his beneficiary under the Retirement Plan.

4. All payments and furnishing of benefits pursuant to this Agreement after termination of Executive’s employment with Company shall comply with the terms of Section 409A of the Code (and U.S. Treasury Regulations and guidance in connection therewith) so as to prevent the imposition of any additional tax or acceleration of income taxes provided for pursuant to Section 409A of the Code.”

IN WITNESS WHEREOF, the foregoing amendment is executed by Executive and Company as of the date first above set forth.

/s/ John A. Klein
John A. Klein

PEOPLE’S BANK

By:	/s/ Henry R. Mandel
Henry R. Mandel
Its Executive Vice President

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